UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2025

Vestand Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41494	87-3941448
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

104 Apple Blossom Cir.

Brea, CA 92821

(Address of principal executive offices and zip code)

(562) 727-7045

(Registrant’s telephone number, including area code)

Yoshiharu Global Co.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	VSTD	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 12, 2025, Vestand Inc. (the “Company”) received a written notice (the “Bid Price Notice”) from the Nasdaq Listing Qualifications Department (the “Nasdaq Staff”) indicating that the Company is not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) for continued listing on the Nasdaq Capital Market. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s Class A Common Stock on the Nasdaq Capital Market under the symbol “VSTD.” The Company is currently monitoring the closing bid price of its Class A Common Stock and evaluating its alternatives, if appropriate, to resolve the deficiency and regain compliance with this rule.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the last 30 consecutive business days as of December 11, 2025, the Company no longer met this requirement. The Bid Price Notice indicated that the Company will be provided 180 calendar days, or until June 10, 2026, in which to regain compliance. If at any time during this period the closing bid price of the Company’s Class A Common Stock is at least $1.00 per share for a minimum of ten consecutive business days, the Nasdaq Staff will provide the Company with written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with the Minimum Bid Price Requirement prior to the expiration of the 180 calendar day period, but meets the continued listing requirement for market value of publicly held shares and all the other standards for initial listing on the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and provides written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary, then the Company may be granted an additional 180 calendar days to regain compliance with the Minimum Bid Price Requirement. However, if it appears that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, Nasdaq Staff will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a hearings panel. It should be noted that if the Company effects a reverse stock split and the closing bid price of the Company’s Class A Common Stock falls below $1.00 again within one year, Nasdaq Staff may issue a Staff Delisting Determination immediately without providing any additional compliance period.

If the closing bid price of the Company’s Class A Common Stock decreases to $0.10 or less for ten consecutive trading days, Nasdaq will issue an immediate Staff Delisting Determination and the remainder of any compliance period will be moot.

There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement, even if it maintains compliance with the other listing requirements. The Company is considering actions that it may take in response to the Bid Price Notice in order to regain compliance with the continued listing requirements, but no decisions regarding a response have been made at this time.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2025

VESTAND INC.

By:	/s/ Jiwon Kim
Name:	Jiwon Kim
Title:	Chief Executive Officer